Exhibit 99.1

NEWS RELEASE
Dawson Geophysical Company
508 W. Wall, Suite 800
Midland, TX 79701

Company contact:
Tony Clark, CEO and President
Ian Shaw, Chief Financial Officer
(800) 332-9766
www.dawson3d.com

DAWSON GEOPHYSICAL REPORTS

FOURTH QUARTER AND YEAR END 2023 RESULTS

MIDLAND, Texas, April 1, 2024/PR Newswire/Dawson Geophysical Company (NASDAQ: DWSN) (the “Company”) today reported unaudited financial results for its fourth quarter and fiscal year ended December 31, 2023.

Management Comment

Tony Clark, Dawson’s President and CEO, commented, “I appreciate the opportunity presented to me, and our team, to bring Dawson back to profitability. The current management team is focused on improving margins on our seismic acquisition services, reducing general and administrative expenses, and improving operating cash flows. We have adjusted our bidding process to better account for our cost structure, implemented measures to improve tracking of revenues and expenses to identify opportunities to further improve our margins, and have enacted other cost reduction initiatives. We believe these initiatives will improve our margins and operating cash flows going forward. We improved our operating results in the fourth quarter, and expect that to continue into 2024.

Special Cash Dividend

The Company’s Board of Directors announced today that they have declared a special cash dividend on the company’s common stock of $0.32 per share, payable on May 6, 2024, to stockholders of record as of the close of business on April 22, 2024. The aggregate payment will be approximately $9.9 million.

Fourth Quarter and Year-End Results

For the fourth quarter ended December 31, 2023, the Company reported revenues of $24.3 million, an increase of 39% compared to $17.5 million for the comparable quarter ended December 31, 2022. Revenue included reimbursable revenue of $5.7 million and $3.3 million for the quarters ended December 31, 2023, and December 31, 2022, respectively. Gross margin1 for the quarter ended December 31, 2023, was 20% compared to 6% for the comparable quarter ended December 31, 2022.

We generated a net loss of $2.1 million or $0.07 per common share, which included severance expenses of $2.2 million related to the change in our management team. The Company generated positive EBITDA of $1.7 million in the quarter ended December 31, 2023, compared to EBITDA of $0.3 million in the quarter ended December 31, 2022.

For the year ended December 31, 2023, the Company reported revenues of $96.8 million, an increase of 88% compared to $51.6 million for the year ended December 31, 2022. Revenue included reimbursable revenue of $35.4 million and $5.6 million for the years ended December 31, 2023, and December 31, 2022, respectively. Gross margin1 for the year ended December 31, 2023, was 14% compared to 11% for the comparable year ended December 31, 2022.

For the year ended December 31, 2023, we generated a net loss of $12.1 million or $0.45 per common share, compared to a net loss of $18.6 million or $0.75 per common share in the prior year. The Company generated an EBITDA loss of $2 million in the year ended December 31, 2023, compared to an EBITDA loss of $7 million in the year ended December 31, 2022.

1Defined as fee revenues less fee operating expenses, divided by fee revenues

Operations Update

The Company had two crews operating throughout the fourth quarter in the United States and resumed our seasonal operations in Canada. High crew utilization in the fourth quarter resulted in improved margins and profitability. In the first quarter, we continued to keep our crews highly utilized in the US and Canada. We are working to keep our crews highly utilized throughout the remainder of the year.

Capital Budget and Liquidity

The Company's Board of Directors approved a capital budget of $5 million for 2023 and the Company allocated cash for capital expenditures of $3.7 million for the year, primarily for rolling stock, recording equipment and maintenance capital requirements. The Company's Board of Directors has approved an initial capital budget of $2.5 million for 2024.

Cash, restricted cash and short-term investments at December 31, 2023 were $16 million compared to $23.9 million at December 31, 2022.

About Dawson

Dawson Geophysical Company is a leading provider of North American onshore seismic data acquisition services with operations throughout the continental United States and Canada. Dawson acquires and processes 2-D, 3-D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators, as well as providers of multi-client data libraries.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding the Company’s preliminary and unaudited results as determined by generally accepted accounting principles (“GAAP”), the Company has included in this press release information about the Company’s EBITDA, a non-GAAP financial measure as defined by Regulation G promulgated by the U.S. Securities and Exchange Commission. The Company defines EBITDA as net income (loss) plus interest expense, interest income, income taxes, depreciation and amortization expense and severance expenses. The Company uses EBITDA as a supplemental financial measure to assess:

●	the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

●	its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

●	the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.

 The Company also understands that such data are used by investors to assess the Company’s performance. However, the term EBITDA is not defined under GAAP, and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP.  When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income (loss), cash flow from operating activities or other cash flow data calculated in accordance with GAAP. In addition, the Company’s EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, and depreciation and amortization. A reconciliation of the Company’s EBITDA to its net loss is presented in the table following the text of this press release.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. These risks include, but are not limited to, the Company’s status as a controlled public company, which exempts the Company from certain corporate governance requirements; the limited market for the Company’s shares, which could result in the delisting of the Company’s shares from Nasdaq and the Company no longer being required to make filings with the U.S. Securities and Exchange Commission (the “SEC”); the impact of general economic, industry, market or political conditions; dependence upon energy industry spending; changes in exploration and production spending by our customers and changes in the level of oil and natural gas exploration and development; the results of operations and financial condition of our customers, particularly during extended periods of low prices for crude oil and natural gas; the volatility of oil and natural gas prices; changes in economic conditions; the severity and duration of the COVID-19 pandemic, related economic repercussions and the resulting impact on demand for oil and gas; surplus in the supply of oil and the ability of the Organization of the Petroleum Exporting Countries and its allies, collectively known as OPEC+ to agree on and comply with supply limitations; the duration and magnitude of the unprecedented disruption in the oil and gas industry currently resulting from the impact of the foregoing factors, which is negatively impacting our business; the potential for contract delays; reductions or cancellations of service contracts; limited number of customers; credit risk related to our customers; reduced utilization; high fixed costs of operations and high capital requirements; operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees and remote work arrangements; industry competition; external factors affecting the Company’s crews such as weather interruptions and inability to obtain land access rights of way; whether the Company enters into turnkey or day rate contracts; crew productivity; the availability of capital resources; disruptions in the global economy, including export controls and financial and economic sanctions imposed on certain industry sectors and parties as a result of the developments in Ukraine and related activities, and whether or not a future transaction or other action occurs that causes the Company to be delisted from Nasdaq and no longer be required to make filings with the SEC. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Annual Report on Form 10-K that was filed with the SEC on April 1, 2024. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DAWSON GEOPHYSICAL COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(amounts in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022

	(unaudited)
Operating revenues
Fee revenue	$18,558	$14,194	$61,447	$46,071
Reimbursable revenue	5,700	3,308	35,399	5,559
	24,258	17,502	96,846	51,630

Operating costs:
Fee operating expenses	14,762	13,400	52,895	40,987
Reimbursable operating expenses	5,450	3,308	35,149	5,559
Operating expenses	20,212	16,708	88,044	46,546
General and administrative	2,459	3,784	11,430	15,455
Severance expense	2,208		2,208
Depreciation and amortization	1,665	2,858	8,492	11,830
	26,544	23,350	110,174	73,831

Loss from operations	(2,286)	(5,848)	(13,328)	(22,201)

Other income (expense):
Interest income	140	170	576	317
Interest expense	(50)	(7)	(103)	(31)
Other income (expense), net	90	57	612	411
Gain from employee retention credit	—	2,966	—	2,966
Loss before income tax	(2,106)	(2,662)	(12,243)	(18,538)

Income tax (expense) benefit	—	(107)	96	(107)

Net loss	(2,106)	(2,769)	(12,147)	(18,645)

Other comprehensive income (loss):
Net unrealized income (loss) on foreign exchange rate translation	136	175	161	(1,063)

Comprehensive loss	$(1,970)	$(2,594)	$(11,986)	$(19,708)

Basic loss per share of common stock	$(0.07)	$(0.11)	$(0.45)	$(0.75)

Diluted loss per share of common stock	$(0.07)	$(0.11)	$(0.45)	$(0.75)

Weighted average equivalent common shares outstanding	30,812,329	25,000,564	26,752,055	24,971,031

Weighted average equivalent common shares outstanding - assuming dilution	30,812,329	25,000,564	26,752,055	24,971,031

DAWSON GEOPHYSICAL COMPANY

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share data)

	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$10,772	$18,603
Restricted cash	5,000	5,000
Short-term investments	265	265
Accounts receivable, net of allowance for doubtful accounts of $250
at December 31, 2023 and 2022	12,735	7,972
Employee retention credit receivable	—	3,035
Prepaid expenses and other current assets	8,654	8,951
Total current assets	37,426	43,826

Property and equipment	241,955	254,679
Less accumulated depreciation	(225,447)	(234,211)
Property and equipment, net	16,508	20,468

Right-of-use assets	3,208	4,010

Intangibles, net	377	369

Total assets	$57,519	$68,673

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,883	$4,140
Accrued liabilities:
Payroll costs and other taxes	3,415	2,001
Other	709	1,280
Deferred revenue	11,829	7,380
Current maturities of notes payable and finance leases	1,380	275
Current maturities of operating lease liabilities	1,202	1,118
Total current liabilities	22,418	16,194

Long-term liabilities:
Notes payable and finance leases, net of current maturities	1,289	207
Operating lease liabilities, net of current maturities	2,363	3,331
Deferred tax liabilities, net	15	137
Other accrued liabilities	—	—
Total long-term liabilities	3,667	3,675

Commitments and contingencies	—	—

Stockholders' equity:
Preferred stock-par value $1.00 per share; 4,000,000 shares authorized, none outstanding	—	—
Common stock-par value $0.01 per share; 35,000,000 shares authorized, 30,812,329 and
23,812,329 shares issued, and 30,812,329 and 23,812,329 shares outstanding at
December 31, 2023 and 2022, respectively	308	238
Additional paid-in capital	156,678	155,413
Accumulated deficit	(123,640)	(112,469)
Equity of Breckenridge prior to acquisition	—	7,695
Accumulated other comprehensive loss, net	(1,912)	(2,073)
Total stockholders' equity	31,434	48,804

Total liabilities and stockholders' equity	$57,519	$68,673

Reconciliation of EBITDA to Net Loss

(amounts in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Net loss	$(2,106)	$(2,769)	$(12,147)	$(18,645)
Depreciation and amortization	1,665	2,858	8,492	11,830
Severance expense	2,208	—	2,208	—
Interest income expense, net	(90)	(163)	(473)	(286)
Income tax expense (benefit)	0	107	(96)	107
EBITDA	$1,677	$33	$(2,016)	$(6,994)

Reconciliation of EBITDA to Net Cash (Used in) Provided By Operating Activities

(amounts in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Net cash (used in) provided by operating activities	$(1,648)	$(1,671)	$814	$(3,269)
Changes in working capital and other items	1,384	1,954	(3,876)	(2,314)
Non-cash adjustments to net loss	1,941	(250)	1,046	(1,411)
EBITDA	$1,677	$33	$(2,016)	$(6,994)